Exhibit 4.7
AMENDED AND RESTATED WARRANT CLARIFICATION
AGREEMENT
     This Amended and Restated Warrant Clarification Agreement (this “Agreement”), dated as of January 17,2007, is between Coconut Palm Acquisition Corp., a Delaware corporation, with offices at 595 South Federal Highway, Suite 500, Boca Raton, Florida, 33432 (the “Company”) and Continental Stock Transfer & Trust Company, a New York corporation, with offices at 17 Battery Place, New York, New York 10004 (the “Warrant Agent”).
     WHEREAS, the Company and Warrant Agent are parties to that certain Warrant Agreement, dated as of September 8, 2005 (the “Warrant Agreement”) providing for the issuance of Warrants (as such term is defined therein);
     WHEREAS, as a result of certain questions that arose arisen regarding the accounting treatment applicable to the Warrants, the parties pursuant to a Warrant Clarification Agreement dated August 17, 2006 (the “Warrant Clarification Agreement”) deemed it necessary and desirable to amend the Warrant Agreement to clarify that the registered holders do not have the right, and did not have the right when the parties initially entered into the Warrant Agreement, to receive a net cash settlement in the event the Company does not maintain a current prospectus relating to the Common Stock of the Company issuable upon exercise of the Warrants at the time such Warrants are exercisable; and
     WHEREAS, the parties deem it necessary and desirable to amend and restate the Warrant Clarification Agreement to make clear that the reference to the “effective registration” should have been to a “current prospectus”.
     NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to amend the Warrant Agreement as set forth herein.
     1. Warrant Agreement. The undersigned hereby agree that the Warrant Agreement is hereby amended by adding the following last sentence to Section 3.3.2:
     “In no event will the registered holder of a Warrant be entitled to receive a net cash settlement or any other consideration in lieu of physical settlement in shares of Common Stock, and therefore such Warrants may expire unexercised and without value, if the Common Stock underlying the Warrants is not covered by a current prospectus.”
     2. Miscellaneous.
          a. Governing Law;Jurisdiction. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the

United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it in care of the address set forth above or such other address as the undersigned shall furnish in writing to the other. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.
          b. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.
          c. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them, including without limitation the Warrant Clarification Agreement. This Agreement shall form and be a part of the Warrant Agreement. Except as set forth in this Agreement, provisions of the original Warrant Agreement which are not inconsistent with this Agreement shall remain in full force and effect. This Agreement may be executed in counterparts.
          d. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
     IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Warrant Clarification Agreement as of the date first written above.

COCONUT PALM ACQUISITION CORP.

By: Name:	/s/ Richard C. Rochon Richard C. Rochon
Title:	Chairman and Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Steve Nelson

Name:	Steve Nelson
Title:	Chairman